Exhibit (a)(1)(i)

OFFERING CIRCULAR

AMKOR TECHNOLOGY, INC.

OFFER TO EXCHANGE

ANY AND ALL OF ITS OUTSTANDING

6.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

(CUSIP No. 031652AZ3)

INTO SHARES OF AMKOR TECHNOLOGY, INC. COMMON STOCK

Upon the terms and subject to the conditions set forth in this offering circular and the accompanying letter of transmittal, we are offering to exchange (the “Exchange Offer”) any and all of our outstanding 6.00% Convertible Senior Subordinated Notes due 2014, which we refer to herein as the “Notes.” The offer to exchange the Notes is not conditioned upon a minimum aggregate principal amount of the Notes being tendered.

For each $1,000 principal amount of the Notes, we are offering to exchange the following “Exchange Offer Consideration”:

•	330.6332 shares of our common stock, par value $0.001 per share (“common stock”); plus

•	a cash payment of $49.33 (the “Cash Premium”); plus

•

accrued and unpaid interest from the most recent interest payment date for the Notes to, but excluding, the Settlement Date (as defined elsewhere in this Offering Circular), which amount is expected to be approximately $10.67, payable in cash (the “Accrued and Unpaid Interest”).

The Notes are currently convertible into shares of our common stock at a conversion rate of 330.6332 shares per $1,000 principal amount of Notes, or a conversion price of approximately $3.02 per share of common stock. The Exchange Offer allows current holders of the Notes to receive the same number of shares of our common stock as they would receive upon conversion of the Notes pursuant to their conversion terms, plus the Cash Premium and the Accrued and Unpaid Interest. We will not issue fractional shares of our common stock, and will instead pay cash for each fractional share, based on the market price of our common stock on the last business day before the Expiration Date (as defined below).

The Exchange Offer will expire at 5:00 p.m., New York City time, on June 14, 2013 (the “Expiration Date”), unless extended or earlier terminated by us. You must validly tender your Notes for exchange in the Exchange Offer on or prior to the Expiration Date to receive the Exchange Offer Consideration. You should carefully review the procedures for tendering Notes beginning on page 19 of this offering circular. You may withdraw Notes tendered in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Although the Exchange Offer is not conditioned upon a minimum aggregate principal amount of the Notes being tendered, the Exchange Offer is subject to certain other conditions discussed under “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

As of May 15, 2013, approximately $250.0 million aggregate principal amount of Notes was outstanding, of which $150.0 million aggregate principal amount was held by an affiliate of Mr. James Kim, Executive Chairman of our Board of Directors and our largest stockholder (Mr. Kim and such affiliate, the “Kim Holders”).

The Notes are not listed for trading on any national securities exchange. Our common stock is traded on the NASDAQ Global Select Market under the symbol “AMKR.” The last reported sale price of our common stock on May 14, 2013 on the NASDAQ Global Select Market was $4.58 per share. We have applied to have the shares of our common stock to be issued in the Exchange Offer approved for listing on the NASDAQ Global Select Market.

We urge you to carefully read the “Risk Factors” section of this offering circular beginning on page 7 before you make any decision regarding the Exchange Offer.

You must make your own decision whether to tender Notes in the Exchange Offer, and, if so, the amount of Notes to tender. Neither we, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your Notes for exchange in the Exchange Offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

The exchange agent for this offer is U.S. Bank National Association and the information agent is

Global Bondholder Services Corporation.

THE DATE OF THIS OFFERING CIRCULAR IS May 15, 2013

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying letter of transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the information agent, the exchange agent or any other person. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The statements made in this offering circular are made as of the date on the cover page of this offering circular, and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this offering circular and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements.” Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, incorporated herein by reference.

We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We currently file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including the documents incorporated by reference into this offering circular) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like Amkor that file electronically with the SEC.

Copies of the materials referenced in the preceding paragraph, as well as copies of this offering circular and any current amendment or supplement to the Exchange Offer, may also be obtained from the information agent at its address set forth on the back cover of this offering circular.

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DOCUMENTS INCORPORATED BY REFERENCE

The following documents we filed with the SEC are incorporated herein by reference and shall be deemed to be a part hereof (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•

Amkor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 8, 2013, including portions of Amkor’s 2012 Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2013 to the extent specifically incorporated by reference therein;

•	Amkor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 3, 2013; and

•	Amkor’s Current Reports on Form 8-K filed with the SEC on January 16, 2013, February 7, 2013, February 21, 2013, March 29, 2013, May 3, 2013 and May 10, 2013.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise. Any such information incorporated by reference would be an important part of this offering circular. Information in this offering circular supersedes information that we filed with the SEC prior to the date of this offering circular. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this offering circular and a copy of any or all other contracts or documents which are referred to in this offering circular. Requests should be directed to:

Amkor Technology, Inc.

Attention: Investor Relations

1900 South Price Road, Chandler, Arizona 85286

Telephone number: (480) 821-5000

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SUMMARY

This summary highlights certain significant aspects of our business contained elsewhere or incorporated by reference in this offering circular. As a result, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the Exchange Offer. You should carefully read this entire offering circular and the documents incorporated into it by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision. Except as otherwise specified, the words “Amkor,” the “Company,” “we,” “our,” “ours” and “us” refer to Amkor Technology, Inc. and its subsidiaries and “common stock” refers to our common stock, $0.001 par value per share.

Amkor Technology, Inc.

Amkor is one of the world’s leading providers of outsourced semiconductor packaging (sometimes referred to as assembly) and test services. Amkor pioneered the outsourcing of semiconductor packaging and test services through a predecessor corporation in 1968 and over the years we have built a leading position by:

•	Designing and developing new packaging and test technologies;

•	Offering a broad portfolio of packaging and test technologies and services;

•

Cultivating long-standing relationships with our customers, which include many of the world’s leading semiconductor companies, and collaborating with original equipment manufacturers and equipment and material suppliers;

•	Developing a cost competitive cost structure with disciplined capital investment and building expertise in high-volume manufacturing processes; and

•

Having a diversified operational scope with research and development, engineering and production capabilities at various facilities throughout China, Japan, Korea, the Philippines, Taiwan and the United States.

Packaging and test are integral steps in the process of manufacturing semiconductor devices. The semiconductor manufacturing process begins with the fabrication of individual transistors, or multiple transistors and other electronic elements combined into an integrated circuit (generally known as a “chip” or “die”), onto semiconductor material such as a silicon wafer. Each chip on the wafer is probe tested. The good chips are identified and the wafer is then separated into individual die. Each good die is then assembled into a package that typically encapsulates the die for protection and creates the electrical connections used to connect the package to a printed circuit board, module or other part of the electronic device. In some packages, chips are attached to a substrate or leadframe carrier through wirebonding or flip chip interconnects and then encased in a protective material. Or, for a wafer-level package, the electrical interconnections are created directly on the surface of the die (while the wafer is still intact) so that the chip may be attached directly to other parts of an electronic device without a substrate or leadframe. The packages are then tested using sophisticated equipment to ensure that each packaged chip meets its design and performance specifications. The test services we offer include probe testing and final testing.

Our packaging services are designed to meet application and chip specific requirements including the type of interconnect technology employed, size, thickness and electrical, mechanical and thermal performance. We are able to provide turnkey packaging and test services including semiconductor wafer bump, wafer probe, wafer backgrind, package design, packaging, test and drop shipment services.

Our customers include, among others: Altera Corporation; Analog Devices, Inc.; Broadcom Corporation; Intel Corporation; LSI Corporation; Qualcomm Incorporated; Sony Corporation; STMicroelectronics N.V.; Texas Instruments Incorporated and Toshiba Corporation. The outsourced semiconductor packaging and test market is very competitive. We also compete with the internal semiconductor packaging and test capabilities of many of our customers.

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Purpose of the Exchange Offer

The purpose of the Exchange Offer is to exchange any and all of our outstanding Notes for a combination of cash and shares of our common stock under the terms set forth in this offering circular. The Exchange Offer is being made as part of our plan to improve our balance sheet and capital structure. All Notes acquired by us pursuant to the Exchange Offer will be retired and cancelled. With the Exchange Offer, we have the opportunity to replace up to $250.0 million of debt on our balance sheet with equity. This would help to off-set any additional debt that we may incur, including in connection with our offering of $200.0 million in aggregate principal amount of additional 6.375% senior notes due 2022 (the “Note Offering”) we are conducting concurrently with this Exchange Offer. The Exchange Offer is not conditioned on the closing of the Note Offering and we cannot assure you that we will complete the Note Offering on the terms expected or at all. See “Terms of the Exchange Offer—Purpose and Background of the Exchange Offer.”

This Exchange Offer is not an offer to sell or a solicitation of an offer to purchase securities in connection with the Note Offering.

Sources of Payment of the Exchange Offer Consideration

Assuming full participation in the Exchange Offer, we will need a total of approximately $15.0 million in cash to fund the Cash Premium and the Accrued and Unpaid Interest on the Notes. We will use cash on hand or borrowings under our existing senior secured revolving credit facility to fund the Cash Premium and the Accrued and Unpaid Interest. There are no alternative financing arrangements for the Exchange Offer. The shares of our common stock to be issued in the Exchange Offer are available from our authorized but unissued shares of common stock. See “Terms of the Exchange Offer—Source and Amount of Funds.”

Summary Terms of the Exchange Offer

The following summary is provided solely for the convenience of holders of Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this offering circular. Holders of Notes are urged to read this offering circular in its entirety.

Offeror	Amkor Technology, Inc., a Delaware corporation

Securities Subject to the Exchange Offer	Any and all of our outstanding 6.00% Convertible Senior Subordinated Notes due 2014. As of the date of this offering circular, $250.0 million aggregate principal amount of Notes are outstanding, of which $150.0 million aggregate principal amount is held by the Kim Holders (the “Kim Family Notes”).

The Notes are currently convertible into shares of our common stock at a conversion rate of 330.6332 shares per $1,000 principal amount of Notes, or a conversion price of approximately $3.02 per share of common stock.

The Exchange Offer	We are offering to exchange for a combination of cash and shares of our common stock upon the terms and subject to the conditions set forth in this offering circular, any and all of our outstanding Notes, including the Kim Family Notes held by the Kim Holders, who have indicated that they intend to participate in the Exchange Offer.

Exchange Offer Consideration	Upon the terms and subject to the conditions set forth in this offering circular and in the related letter of transmittal, for each $1,000

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principal amount of outstanding Notes, we are offering to exchange the following Exchange Offer Consideration:

•	330.6332 shares of our common stock; plus

•	the Cash Premium of $49.33; plus

•	the Accrued and Unpaid Interest from the most recent interest payment date for the Notes to, but excluding, the Settlement Date, which amount is expected to be approximately $10.67, payable in cash.

The Exchange Offer allows current holders of the Notes to receive the same number of shares of our common stock as they would receive upon conversion of the Notes pursuant to their conversion terms, plus the Cash Premium and the Accrued and Unpaid Interest.

We do not expect to extend the Expiration Date, but if we do, the accrued and unpaid interest portion of the Exchange Offer Consideration will increase. As a result, in that event, we expect that we would decrease the Cash Premium portion of the Exchange Offer Consideration by the same amount.

We will not issue fractional shares of our common stock in the Exchange Offer, and cash will be paid in lieu of any fractional shares. See “Terms of the Exchange Offer—Fractional Shares.”

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on June 14, 2013, unless extended or earlier terminated by us. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the applicable offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline. We may extend the Expiration Date for any reason in our sole and absolute discretion. If we decide to extend the Expiration Date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date.

Settlement Date	The settlement date in respect of any Notes that are validly tendered prior to the Expiration Date is expected to be promptly following the applicable Expiration Date and is anticipated to be June 18, 2013 (the “Settlement Date”). See “Terms of the Exchange Offer—Settlement Date.”

Termination of the Exchange Offer	We expressly reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the Expiration Date, and not to accept for exchange any Notes not previously accepted for exchange, including upon the occurrence of any of the conditions to the Exchange Offer. See “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

Acceptance of Tendered Notes and Payment	Upon the terms of the Exchange Offer and upon satisfaction or waiver of the conditions to the applicable offer specified herein under

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“Terms of the Exchange Offer—Conditions of the Exchange Offer,” we will (a) accept for purchase Notes in minimum denominations of $1,000 and integral multiples thereof, validly tendered (or defectively tendered, if we have waived such defect) and not validly withdrawn, and (b) promptly pay the Exchange Offer Consideration, on the Settlement Date for all Notes accepted for purchase in such offer.

Payment of the Exchange Offer Consideration with respect to Notes accepted for purchase in the applicable offer that are validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the Expiration Date, will be made on the Settlement Date.

Conditions of the Exchange Offer	Our obligation to accept for exchange Notes validly tendered and not validly withdrawn in the Exchange Offer is subject to, and conditioned upon, the satisfaction of, or where applicable, the waiver of, the conditions described in “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

We expressly reserve the right, in our sole and absolute discretion, but subject to applicable law, to waive any and all conditions to the Exchange Offer, amend or terminate the Exchange Offer at any time prior to the Expiration Date, and not to accept for exchange any Notes not previously accepted for exchange, including upon the occurrence of any of the conditions to the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum level of participation.

How to Tender Notes	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf as such holder may impose earlier deadlines than those included in this offering circular.

If you are a Depository Trust Company (“DTC”) participant, to participate in the Exchange Offer you must either:

•	electronically transmit your acceptance through DTC’s Automated Tender Offer Program system (“ATOP”); or

•	complete, sign and mail the applicable letter of transmittal to the exchange agent prior to the applicable Expiration Date.

If you hold your Notes in certificated form, you must complete, sign and mail the applicable letter of transmittal to the exchange agent prior to the applicable Expiration Date along with the certificate(s) representing the Notes surrendered and any other documents required by the letter of transmittal.

We do not intend to permit tenders of Notes by guaranteed delivery procedures.

See “Terms of the Exchange Offer—Procedures for Tendering.” Also see “Risk Factors.”

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For further information on how to tender Notes, call the information agent at the toll-free telephone number set forth on the back cover of this offering circular or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Use of Proceeds	We will not receive any proceeds from the tender of Notes in the Exchange Offer.

No Appraisal Rights	No appraisal or dissenters’ rights are available to holders of the Notes under applicable law in connection with the Exchange Offer.

Withdrawal and Revocation Rights	You may withdraw any Notes tendered in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If we decide for any reason not to accept any Notes tendered for exchange in the Exchange Offer, the Notes subject to such offer will be returned to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. Any withdrawn or unaccepted Notes will be credited to the tendering holder or to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered Notes, see “Terms of the Exchange Offer—Withdrawal of Tenders.”

Risk Factors	You should consider carefully in its entirety all of the information set forth in this offering circular, as well as the information incorporated by reference in this offering circular, and, in particular, you should evaluate the specific factors set forth in the section of this offering circular entitled “Risk Factors” before deciding whether to participate in the Exchange Offer.

Certain U.S. Federal Income Tax Considerations	We intend to take the position that the exchange qualifies as a recapitalization for United States federal income tax purposes. Accordingly, you should not recognize loss but may recognize gain on the exchange for federal income tax purposes. Holders of Notes should consult their own advisors regarding the consequences of the Exchange Offer to them. See “Certain U.S. Federal Income Tax Considerations.”

Untendered Notes	Notes not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer and will continue to accrue interest in accordance with, and otherwise be subject to, their terms. Although there is no established trading market for the Notes, if a sufficiently large aggregate principal amount of the Notes does not remain outstanding after the Exchange Offer, any secondary market for the remaining outstanding principal amount of such Notes may be less liquid.

Market; Trading	The Notes are not listed for trading on any national securities exchange.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “AMKR.” The last reported sale price of our common stock on May 14, 2013 on the NASDAQ Global Select

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Market, was $4.58 per share. We have applied to have the shares of our common stock to be issued in the Exchange Offer approved for listing on the NASDAQ Global Select Market.

Brokerage Commissions	No brokerage commissions are payable by the holders of the Notes to the information agent, the exchange agent or us. If your Notes are held through a broker or other nominee who tenders the Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer.”

Information Agent	Global Bondholder Services Corporation is the information agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this offering circular. See the section of this offering circular entitled “Information Agent.”

Exchange Agent	U.S. Bank National Association is the exchange agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this offering circular. See the section of this offering circular entitled “Exchange Agent.”

Further Information	If you have questions regarding the procedures for tendering Notes in the Exchange Offer or require assistance in tendering your Notes, please contact the information agent. If you would like additional copies of this offering circular, our annual, quarterly, and current reports, proxy statement and other information that is incorporated by reference in this offering circular, please contact either the information agent or our Investor Relations department. The contact information for our Investor Relations department is set forth in the section of this offering circular entitled “Documents Incorporated by Reference.” The contact information for the information agent is set forth on the back cover of this offering circular. Holders of Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their Notes with questions and requests for assistance.

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QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our Notes are highlights of selected information included elsewhere or incorporated by reference in this offering circular. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this offering circular in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offering circular. See “Available Information” and “Documents Incorporated by Reference.”

Why is Amkor making the Exchange Offer?

The purpose of the Exchange Offer is to exchange any and all of our outstanding Notes for a combination of cash and shares of our common stock under the terms set forth in this offering circular. The Exchange Offer is being made as part of our plan to improve our balance sheet and capital structure. All Notes acquired by us pursuant to the Exchange Offer will be retired and cancelled. With the Exchange Offer, we have the opportunity to replace up to $250.0 million of debt on our balance sheet with equity. This would help to off-set any additional debt that we may incur, including in connection with the Note Offering we are conducting concurrently with this Exchange Offer. The Exchange Offer is not conditioned on the closing of the Note Offering and we cannot assure you that we will complete the Note Offering on the terms expected or at all. See “Terms of the Exchange Offer—Purpose and Background of the Exchange Offer.” This Exchange Offer is not an offer to sell or a solicitation of an offer to purchase securities in connection with the Note Offering.

The Exchange Offer allows current holders of the Notes to receive the same number of shares of our common stock as they would receive upon conversion of their Notes pursuant to the conversion terms of such Notes plus the applicable Cash Premium and the applicable Accrued and Unpaid Interest.

What aggregate principal amount of Notes is being sought in the Exchange Offer?

We are seeking to exchange any and all of our outstanding Notes in the Exchange Offer. As of the date of this offering circular, approximately $250.0 million aggregate principal amount of Notes is outstanding, of which $150.0 million aggregate principal amount is held by the Kim Holders. The Kim Holders have indicated that they intend to participate in the Exchange Offer.

What will I receive in the Exchange Offer if I tender my Notes and they are accepted?

For each $1,000 principal amount of the Notes, we are offering to exchange the following Exchange Offer Consideration:

•	330.6332 shares of our common stock; plus

•	the Cash Premium of $49.33; plus

•	Accrued and Unpaid Interest to, but excluding, the Settlement Date, which amount is expected to be approximately $10.67, payable in cash.

We will not issue fractional shares of common stock upon exchange of the Notes in the Exchange Offer. Instead, we will pay cash for all fractional shares based upon the closing price per share of our common stock on the business day immediately preceding the Expiration Date. See “Terms of the Exchange Offer—Fractional Shares.”

Your right to receive the Exchange Offer Consideration in the Exchange Offer is subject to all of the conditions set forth in this offering circular and the related letter of transmittal. We do not expect to extend the Expiration Date, but if we do, the accrued and unpaid interest portion of the Exchange Offer Consideration will increase. As a result, in that event, we expect that we would decrease the Cash Premium portion of the Exchange Offer Consideration by the same amount.

How will Amkor fund the cash portion of the Exchange Offer Consideration?

Assuming full participation in the Exchange Offer, we will need a total of approximately $15.0 million in cash to fund the aggregate Cash Premium and the Accrued and Unpaid Interest on the Notes. We will use cash on hand or borrowings under our existing senior secured revolving credit facility to fund the Cash Premium and the Accrued and Unpaid Interest. There are no alternative financing arrangements for the Exchange Offer.

Do I have a choice in whether to tender my Notes?

Yes. Holders of Notes are not required to tender their Notes pursuant to the Exchange Offer. All rights and obligations under the indenture pursuant to which the Notes were issued will continue with respect to those Notes that remain outstanding after the Expiration Date.

May I tender only a portion of the Notes that I hold?

Yes. You do not have to tender all of your Notes to participate in the Exchange Offer. You may choose to tender in the Exchange Offer all or any portion of the Notes that you hold in $1,000 minimum denominations.

Will the common stock received by tendering holders of Notes be freely tradable?

The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations by the staff of the SEC of Section 3(a)(9) and Rule 144 promulgated under the Securities Act, shares of our common stock received in exchange for the Notes tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) or whose Notes were not previously held by one of our affiliates. Shares of our common stock issued pursuant to the Exchange Offer to a holder of Notes who is deemed to be our affiliate, including the Kim Holders, or whose Notes were previously held by one of our affiliates, must be sold or transferred by in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of Notes tendered by such recipients can be tacked by such recipients to the shares of common stock received in exchange for the Notes for the purpose of satisfying the holding period requirements of Rule 144.

Will the common stock to be issued in the Exchange Offer be listed for trading?

Yes. We have applied to have the shares of our common stock to be issued in the Exchange Offer approved for listing on the NASDAQ Global Select Market under the symbol “AMKR.” For more information regarding the market for our common stock, see the section of this offering circular entitled “Price Range of Amkor Common Stock and Amkor’s Dividend Policy.”

How does the amount of consideration that I will receive if I validly tender Notes in the Exchange Offer compare to the amount of common stock that I would otherwise receive upon conversion of my Notes?

If you do not participate in the Exchange Offer, you will continue to be able to voluntarily convert your Notes into shares of common stock based on a conversion rate (subject to adjustment) of 330.6332 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $3.02 per share of our common stock.

If you validly tender Notes in the Exchange Offer for the Notes and we accept them for exchange, you will be entitled to receive, per $1,000 principal amount of Notes, (a) 330.6332 shares of common stock; (b) the Cash Premium of $49.33; and (c) Accrued and Unpaid Interest from the most recent interest payment date for the Notes to, but excluding, the Settlement Date of approximately $10.67. See “Terms of the Exchange Offer—Exchange Offer Consideration.”

What other rights will I lose if I exchange my Notes in the Exchange Offer?

If you validly tender your Notes and we accept them for exchange, you will lose the rights of a holder of Notes. For example, you would lose the right to receive interest payments and the principal payment. You would also lose your rights as our creditor. See “Comparison of Rights of Holders of Notes and Holders of Amkor Common Stock.”

If the Exchange Offer is consummated and I do not participate or I do not exchange all of my Notes in that Exchange Offer, how will my rights and obligations under my remaining outstanding Notes be affected?

The terms of your Notes, if any, that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. Although there is no established trading market for the Notes, if a sufficiently large aggregate principal amount of the Notes does not remain outstanding after the Exchange Offer, any secondary market for the remaining outstanding principal amount of the Notes may be less liquid. See “Risk Factors—Risks Related to Continuing to Hold the Notes after the Exchange Offer.”

When does the Exchange Offer expire?

Unless earlier terminated by us, the Exchange Offer will expire at 5:00 p.m., New York City time, on June 14, 2013, or at such other time if this date is extended by us. Notes tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Exchange Offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon the closing conditions described in “Terms of the Exchange Offer—Conditions of the Exchange Offer.” The Exchange Offer is not conditioned upon any minimum level of participation. We may waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived, we will not complete the Exchange Offer.

Is Amkor making a recommendation regarding whether I should participate in the Exchange Offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Notes for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Notes for exchange in the Exchange Offer and, if so, the amount of Notes to tender. Before making your decision, we urge you to read this offering circular carefully in its entirety, including the information set forth in the section of this offering circular entitled “Risk Factors,” and the other documents incorporated by reference in this offering circular. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this offering circular or waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, Notes subject to the Exchange Offer that were previously tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to amend or terminate the Exchange Offer at any time prior to the Expiration Date and not to accept for exchange any Notes not previously accepted for exchange, including upon the occurrence of any condition to the Exchange Offer. If the Exchange Offer is terminated, no Notes subject to the Exchange Offer will be accepted for purchase, and any Notes subject to the Exchange Offer that have been tendered will be returned to the holder. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “Terms of the Exchange Offer—Expiration Date; Extensions, Termination; Amendments.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “Terms of the Exchange Offer—Expiration Date; Extensions; Termination; Amendments.”

How do I tender Notes in the Exchange Offer?

Certain of the outstanding Notes are represented by a global certificate registered in the name of DTC or its nominee (which we refer to in this offering circular as the “depository,” or DTC). DTC is the registered holder of such Notes. DTC facilitates the clearance and settlement of transactions in the Notes through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such Notes in this exchange must contact its nominee and instruct the nominee to tender its Notes on its behalf.

To participate in the Exchange Offer, a DTC participant must electronically submit its acceptance through DTC’s ATOP system or complete, sign and mail or transmit the letter of transmittal to the exchange agent prior to the Expiration Date.

To properly tender Notes, the exchange agent must receive, prior to the Expiration Date, either:

•	a timely confirmation of book-entry transfer of such Notes and a properly completed letter of transmittal according to the procedure for book-entry transfer described in this offering circular; or

•	an agent’s message through ATOP of DTC.

If you hold physical certificates evidencing your Notes and you desire to tender Notes, you should (i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the Expiration Date.

For more information regarding the procedures for tendering your Notes, see “Terms of the Exchange Offer—Procedures for Tendering.”

If I change my mind, can I withdraw my tender of Notes?

You may withdraw previously tendered Notes at any time until the Exchange Offer has expired at 5:00 p.m., New York City time, on June 14, 2013, unless extended by us. See “Terms of the Exchange Offer—Withdrawal of Tenders.”

Will I have to pay any fees or commissions if I tender my Notes?

Tendering holders are not obligated to pay brokerage fees or commissions to us or to the information agent or the exchange agent. If your Notes are held through a broker or other nominee who tenders the Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer.”

What risks should I consider in deciding whether or not to tender any or all of my Notes?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offer, and those affecting our business, described in this section “Questions and Answers About the Exchange Offer,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this offering circular.

What are the material U.S. federal income tax considerations of participating in the Exchange Offer?

Please see the section of this offering circular entitled “Certain U.S. Federal Income Tax Considerations.” The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

How will the Exchange Offer affect the trading market for the Notes that are not exchanged?

The Notes are not listed on any national securities exchange and there is no established trading market for the Notes. If a sufficiently large aggregate principal amount of the Notes does not remain outstanding after the Exchange Offer, any secondary trading market for the remaining outstanding Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the lack of volume of trading in such Notes. In such an event, your ability to sell your Notes not tendered in the Exchange Offer may be impaired.

What is the accounting treatment of the Exchange Offer?

We will incur a one-time loss associated with the Exchange Offer for the second quarter of 2013. This one-time loss will negatively impact our earnings per share for any period that includes such quarter. As a result of the exchange of the Notes, the number of outstanding shares of our common stock will increase, negatively impacting our basic earnings per share, but not our diluted earnings per share, which already assumes the common stock underlying the Notes (i.e., about 82.7 million shares for the Notes) is outstanding. Assuming all of the outstanding Notes are validly tendered and accepted for exchange, our interest expense through the scheduled maturity date of the Notes would be reduced by about $13.2 million and the number of outstanding shares of our common stock would increase by about 82.7 million shares.

How many shares of Amkor common stock will be outstanding assuming conversion of all of the Notes pursuant to the Exchange Offer?

As of May 14, 2013, there were approximately 153.8 million shares of our common stock outstanding. If all of the outstanding Notes are tendered and accepted for exchange in accordance with the Exchange Offer, there would be an aggregate of approximately 236.5 million shares of our common stock outstanding.

The Kim family is subject to voting agreements with us that require them to vote certain shares of our common stock, including those shares issued upon conversion of the Kim Family Notes, in a “neutral manner” unless the voting shares then held by the Kim family represent 41.6% or less of the total then outstanding shares of Amkor common stock, in which event the Kim family may vote such shares in their discretion. See “Risk Factors—Risks Related to our Common Stock—Continued control by existing stockholders – Mr. James J. Kim and members of his family, can effectively determine or substantially influence the outcome of all matters requiring stockholder approval.”

What does Amkor intend to do with the Notes that it acquires in the Exchange Offer?

Any Notes that are validly tendered and accepted for exchange pursuant to the Exchange Offer will be retired and cancelled. See “Terms of the Exchange Offer—Purpose and Background of the Exchange Offer.”

Are any Notes held by Amkor directors or officers?

To Amkor’s knowledge based on reasonable inquiry, none of the Notes are owned by any officer, director or affiliate of Amkor except that an affiliate of James J. Kim, Executive Chairman of our Board of Directors, holds $150.0 million principal amount of the Notes. See “Interests of Directors and Officers.”

Will Amkor receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your Notes, please contact the information agent at the toll-free number listed on the back cover of this offering circular. If you would like additional copies of this offering circular, our annual, quarterly, and current reports, proxy statement or other information that are incorporated by reference in this offering circular, please contact either the information agent or our Investor Relations department. The contact information for our Investor Relations department is set forth in the section of this offering circular entitled “Documents Incorporated by Reference.” The contact information for the information agent is set forth on the back cover of this offering circular. Holders of Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their Notes with questions and requests for assistance.

RISK FACTORS

Ownership of our common stock and the Notes involves risks. You should carefully consider the risks described below and the other information in this offering circular, including the information incorporated by reference in this offering circular, before making a decision on whether to participate in the Exchange Offer. The risks and uncertainties described below are not the only ones involved in owning our common stock or Notes. Additional risks and uncertainties not presently known to us or that we presently deem insignificant may also affect the value of our common stock or Notes. Should one or more of any of these risks come to fruition, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our common stock and/or the outstanding Notes, and you may lose all or part of your investment.

Risks Related to Participating in the Exchange Offer

By tendering Notes, you will lose the rights associated with those Notes, including, without limitation, your rights to future interest and principal payments with respect to your Notes and your rights as a creditor of the Company.

If you validly tender Notes in the Exchange Offer and we accept them for exchange, you will lose your rights as a holder of such Notes, including, without limitation, your right to future interest and principal payments with respect to such Notes. If you tender all of your Notes, you will also cease to be a creditor of the Company. The shares of common stock that you receive in the Exchange Offer will not provide you with any priority on claims or any degree of protection to which holders of debt claims, such as the Notes, are entitled in respect of payments or other distributions in a bankruptcy or similar proceeding involving the Company. See “Comparison of Rights of Holders of Notes and Holders of Amkor Common Stock.”

The volatility of the price of our common stock likely could be greater than that of the Notes.

The market price of our common stock can be subject to significant fluctuations due to a variety of factors, including those related to our business referred to below and in the documents incorporated by reference into this offering circular. Although these factors are likely to also affect the price of the Notes, as described below, the impact on those securities might be less due to the fact that their price also is a function of the general level of interest rates and our credit quality. In addition, sales of a substantial number of shares of our common stock in the public market, or the perception that a large number of shares is available, could affect the prevailing market price of our common stock. The issuance of common stock contemplated in connection with the consummation of the Exchange Offer itself may affect the prevailing market price of our common stock, and our common stock may experience increased volatility in the periods following the consummation of the Exchange Offer. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would also impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

All of our debt obligations will have priority over our common stock with respect to payment in the event of a liquidation or bankruptcy.

Upon any voluntary or involuntary liquidation or bankruptcy of Amkor, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy until after our obligations to our debt holders (secured and unsecured), including holders of the Notes, have been satisfied.

The exchange of the Notes pursuant to the Exchange Offer may be taxable in part for the U.S. Holders of the Notes.

We intend to take the position that the exchange qualifies as a recapitalization for U.S. federal income tax purposes. If the exchange is treated as a recapitalization for U.S. federal income tax purposes, amounts paid with respect to accrued and unpaid interest will be taxable as ordinary income and the exchange of the Notes for shares of our common stock plus the Cash Premium will generally be taxable as a capital gain to the extent of the lesser of the Cash Premium or the gain realized based on the value of our common stock plus the Cash Premium over a U.S. holder’s basis in the Notes exchanged. The Internal Revenue Service (“IRS”) may assert that the exchange is not a recapitalization for U.S. federal income tax purposes, meaning that the amount of taxable gain for a U.S. holder would not be limited to the Cash Premium if the realized gain exceeded the amount of the Cash Premium. If the IRS successfully asserts that the exchange is not a recapitalization, amounts paid with respect accrued and unpaid interest will be taxable as ordinary income and the fair market value of the common stock plus the Cash Premium in excess of a U.S. holder’s tax basis in the Notes would generally be taxable as a capital gain. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Exchange of a Note Pursuant to the Exchange Offer by U.S. Holders.”

Risks Related to Continuing to Hold the Notes after the Exchange Offer

The market for the Notes that remain outstanding after the Exchange Offer may become less liquid following the Exchange Offer.

If a sufficiently large number of Notes do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Notes may be less liquid and market prices may fluctuate significantly depending on the volume of trading in such Notes. Furthermore, a security with a smaller float may command a lower price and trade with greater volatility or much less volume than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of Notes that are not tendered in the Exchange Offer to sell their Notes.

The applicable conversion rate of the Notes that remain outstanding after the applicable Exchange Offer may not be adjusted for all dilutive events.

The applicable conversion rate of the Notes that remain outstanding after the Exchange Offer is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers. However, under the existing terms of the Notes, which are not changing as a result of the Exchange Offer, the conversion rate may not be adjusted to reflect other events, such as a third party tender or exchange offer, or an issuance of common stock for cash, which may adversely affect the trading price of the Notes or the common stock. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the conversion rate, will not occur.

The trading prices for the Notes that remain outstanding after the Exchange Offer will be directly affected by the trading price of our common stock.

Because the Notes are convertible into shares of our common stock, the trading prices of the Notes are directly affected by factors affecting the trading price of our common stock, the general level of interest rates, our credit quality, and the volatility of our common stock. It is impossible to predict whether the price of our common stock or whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of our common stock will be influenced by several factors, many of which are out of our control, including those described in this offering circular and referred to below as risks related to our business in the documents incorporated by reference into this offering circular.

Risks Related to Our Business

For a discussion of the risks relating to our business, see Item 1A of our Annual Report of Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference herein.

Risks Related to Our Common Stock

The market price and the trading volume of our common stock may be volatile, which could result in substantial losses for stockholders.

The market price of our common stock may be highly volatile and may be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the market price of our common stock or result in fluctuations in the market price or trading volume of our common stock include:

•	fluctuation in demand for semiconductors and conditions in the semiconductor industry;

•	changes in our capacity utilization rates;

•	changes in average selling prices;

•	changes in the mix of semiconductor packages;

•	evolving packaging and test technology;

•	absence of backlog and the short-term nature of our customers’ commitments and the impact of these factors on the timing and volume of orders relative to our production capacity;

•	changes in costs, availability and delivery times of raw materials and components;

•	changes in labor costs to perform our services;

•	wage and commodity price inflation, including precious metals;

•	the timing of expenditures in anticipation of future orders;

•	changes in effective tax rates;

•	the availability and cost of financing;

•	intellectual property transactions and disputes;

•	high leverage and restrictive covenants;

•	warranty and product liability claims and the impact of quality excursions and customer disputes and returns;

•	costs associated with litigation judgments, indemnification claims and settlements;

•	international events, political instability, civil disturbances or environmental or natural events, such as earthquakes, that impact our operations;

•	pandemic illnesses that may impact our labor force and our ability to travel;

•	difficulties integrating acquisitions and the failure of our joint ventures to operate in accordance with business plans;

•	our ability to attract and retain qualified employees to support our global operations;

•	loss of key personnel or the shortage of available skilled workers;

•	fluctuations in foreign exchange rates and the cost of materials used in our packaging services such as gold and copper;

•	delay, rescheduling and cancellation of large orders;

•	fluctuations in our manufacturing yields; and

•	dependence on key customers or concentration of customers in certain market segments, such as mobile communications.

We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our performance.

It is uncertain if we will ever pay dividends on our common stock.

Since our public offering in 1998, we have never paid a dividend to our stockholders and we do not have any present plans for doing so. In addition, our secured bank debt agreements and the indentures governing our senior and senior subordinated notes restrict our ability to pay dividends. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Continued control by existing stockholders—Mr. James J. Kim and members of his family, can effectively determine or substantially influence the outcome of all matters requiring stockholder approval.

As of March 31, 2013, Mr. James J. Kim, our Executive Chairman of the Board of Directors, members of Mr. Kim’s immediate family and affiliates owned approximately 87.9 million shares, or approximately 57%, of our outstanding common stock. The Kim family also has options to acquire approximately 0.8 million shares of common stock and owns $150.0 million of the Kim Family Notes that are convertible or exchangeable into approximately 49.6 million shares of common stock at a rate of approximately $3.02 per share pursuant to their terms or to this Exchange Offer. If the options are exercised and the Kim Family Notes are exchanged in this Exchange Offer, the Kim family would own an aggregate of approximately 138.3 million shares of our outstanding common stock, which would be approximately 68% of our outstanding common stock if none of the other holders exchange their Notes or approximately 58% of our outstanding common stock if all of the other holders exchange their Notes.

The approximately 49.6 million shares of our common stock that would be issued upon conversion of the Kim Family Notes (the “2014 Convert Shares”) and the approximately 13.4 million shares issued upon conversion of the $100.0 million of our 6.25% Convertible Subordinated Notes due 2013 (the “2013 Convert Shares”) are each subject to separate voting agreements. The agreements require the Kim family to vote these respective shares in a “neutral manner” on all matters submitted to our stockholders for a vote, so that such 2013 Convert Shares and 2014 Convert Shares are voted in the same proportion as all of the other outstanding securities (excluding the other shares owned by the Kim family) that are actually voted on a proposal submitted to Amkor’s stockholders for approval. The Kim family is not required to vote in a “neutral manner” any 2013 Convert Shares or 2014 Convert Shares that, when aggregated with all other voting shares held by the Kim family, represent 41.6% or less of the total then-outstanding voting shares of our common stock. The voting agreement for the 2013 Convert Shares terminates upon the earliest of (i) December 1, 2013, (ii) at such time as no principal amount of the 2013 Notes or any 2013 Convert Shares remain outstanding, (iii) a change of control transaction (as defined in the voting agreement) or (iv) the mutual agreement of the Kim family and Amkor. The voting agreement for the 2014 Convert Shares terminates upon the earliest of (i) such time as no principal amount of the 2014 Notes remains outstanding and the Kim family no longer beneficially own any of the 2014 Convert Shares, (ii) consummation of a change of control (as defined in the voting agreement) or (iii) the mutual agreement of the Kim family and Amkor.

Mr. James J. Kim and his family and affiliates, acting together, have the ability to effectively determine or substantially influence matters submitted for approval by our stockholders by voting their shares or otherwise acting by written consent, including the election of our Board of Directors. There is also the potential, through the election of members of our Board of Directors, that the Kim family could substantially influence matters decided upon by our Board of Directors. This concentration of ownership may also have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquirer from making a tender offer for our shares, and could also negatively affect our stock’s market price or decrease any premium over market price that an acquirer might otherwise pay.

For a discussion of the additional risks relating to our common stock, see Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the year ended March 31, 2013, which is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. We will pay all of the fees and expenses incurred by or on behalf of us related to the Exchange Offer. Any Notes that are properly tendered pursuant to the Exchange Offer and accepted for payment will be retired and cancelled.

CAPITALIZATION OF AMKOR

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2013 on an actual basis and on an as adjusted basis to give effect to the Exchange Offer as if it occurred on March 31, 2013. You should read the information set forth in the table below in conjunction with “Selected Historical Consolidated Financial Information” and our audited and unaudited financial statements and the accompanying notes incorporated by reference in this offering circular.

	As of March 31, 2013(a)
	Actual	As Adjusted, assuming 100% of Notes tendered and Note Offering	As Adjusted, assuming 50% of Notes tendered and Note Offering
	(In thousands)
Cash and cash equivalents(b)	$466,702	$656,620	$664,120

Long-term debt and short-term borrowings:
Senior secured credit facilities:
$150 million revolving credit facility due June 2017	$—	$—	$—
Senior notes:
7.375% Senior Notes due May 2018	345,000	345,000	345,000
6.625% Senior Notes due June 2021, $75 million related party	400,000	400,000	400,000
6.375% Senior Notes due October 2022(c)	300,000	500,000	500,000
Senior subordinated notes:
6.00% Convertible Senior Subordinated Notes due April 2014, $150 million related party actual, $0 as adjusted assuming 100% of the Kim Family Notes are tendered, and $75 million as adjusted assuming 50% of the Kim Family Notes are tendered(d)	250,000	—	125,000
Other debt of subsidiaries	283,000	283,000	283,000

Total long-term debt and short-term borrowings(c)	1,578,000	1,528,000	1,653,000
Total Amkor stockholders’ equity(e)	667,671	904,458	786,064

Total capitalization	$2,245,671	$2,432,458	$2,439,064

(a)	Does not reflect any events subsequent to March 31, 2013.
(b)	If the Note Offering is not consummated, “As Adjusted” amounts would decrease by the net proceeds of the Note Offering, which we expect to be approximately $204.9 million.
(c)	If the Note Offering is not consummated, “As Adjusted” amounts would each decrease by $200.0 million, the carrying value of the additional notes we expect to issue in the Note Offering.
(d)	As of May 14, 2013, there were approximately $250.0 million aggregate principal amount of Notes outstanding and approximately 199.2 million and 153.8 million shares of common stock issued and outstanding, respectively. The carrying value of the Notes on March 31, 2013 was $250.0 million. If all of the outstanding Notes are validly tendered and accepted for exchange in accordance with the Exchange Offer, there would have been an aggregate of approximately 236.5 million shares of common stock outstanding as of May 14, 2013.
(e)	“As Adjusted” total Amkor stockholders’ equity includes a one-time loss and an increase in additional paid-in capital resulting from the March 31, 2013 assumed exchange.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial information as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 has been derived from the audited Consolidated Financial Statements that are incorporated by reference into this offering circular and are qualified by reference to such financial statements. In addition, the following selected consolidated financial information as of and for the three months ended March 31, 2013 and March 31, 2012 have been derived from our unaudited financial statements that are incorporated by reference into this offering circular and are qualified by reference to such financial statements. The information set forth below is not necessarily indicative or predictive of results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, which have been filed with the SEC and are incorporated by reference into this offering circular.

	Three Months ended March 31,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$687,529	$655,010	$2,759,546	$2,776,359	$2,939,483	$2,179,109	$2,658,602
Cost of sales(1)	572,576	550,029	2,335,736	2,285,790	2,275,727	1,698,713	2,096,864

Gross profit	114,953	104,981	423,810	490,569	663,756	480,396	561,738
Operating expenses:
Selling, general and administrative	59,559	57,255	217,000	246,555	242,424	210,907	251,756
Research and development	14,306	13,425	54,118	50,386	47,534	44,453	56,227
Goodwill impairment(2)	—	—	—	—	—	—	671,117
Gain on sale of real estate and specialty test operations(3)	—	—	—	(42)	—	(281)	(9,856)

Total operating expenses	73,865	70,680	271,118	296,899	289,958	255,079	969,244

Operating income (loss)	41,088	34,301	152,692	193,670	373,798	225,317	(407,506)

Other expense (income):
Interest expense(1)	22,078	18,586	83,974	74,212	85,595	102,396	118,729
Interest expense, related party	3,492	3,492	13,969	12,394	15,250	13,000	6,250
Interest income	(827)	(889)	(3,160)	(2,749)	(2,950)	(2,367)	(8,749)
Foreign currency (gain) loss(4)	(1,166)	790	4,185	2,178	13,756	3,339	(61,057)
Loss (gain) on debt retirement, net(5)	—	—	1,199	15,531	18,042	(15,088)	(35,987)
Equity in earnings of unconsolidated affiliates(6)	(55)	(1,988)	(5,592)	(7,085)	(6,435)	(2,373)	—
Other income, net	(229)	(634)	(1,586)	(1,030)	(619)	(113)	(1,004)

Total other expense, net	23,293	19,357	92,989	93,451	122,639	98,794	18,182

Income (loss) before income taxes	17,795	14,944	59,703	100,219	251,159	126,523	(425,688)
Income tax expense (benefit)(7)	4,029	3,362	17,001	7,124	19,012	(29,760)	31,788

Net income (loss)	13,766	11,582	42,702	93,095	232,147	156,283	(457,476)
Net (income) loss attributable to noncontrolling interests	(384)	192	(884)	(1,287)	(176)	(303)	781

Net income (loss) attributable to Amkor	$13,382	$11,774	$41,818	$91,808	$231,971	$155,980	$(456,695)

Net income (loss) attributable to Amkor per common share:
Basic	$0.09	$0.07	$0.26	$0.48	$1.26	$0.85	$(2.50)

Diluted	$0.07	$0.06	$0.24	$0.39	$0.91	$0.67	$(2.50)

Shares used in computing per common share amounts:
Basic(8)	152,411	167,866	160,105	190,829	183,312	183,067	182,734
Diluted	235,087	250,688	243,004	273,686	282,602	263,379	182,734

	March 31,		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$466,702	$381,132	$413,048	$434,631	$404,998	$395,406	$424,316
Working capital	467,929	341,643	438,781	354,644	289,859	327,088	306,174
Total assets	3,074,731	2,804,212	3,025,215	2,773,047	2,736,822	2,432,909	2,383,993
Total long-term debt	1,578,000	1,301,640	1,545,000	1,287,256	1,214,219	1,345,241	1,438,751
Total debt, including short-term borrowings and current portion of long-term debt	1,578,000	1,354,667	1,545,000	1,346,651	1,364,300	1,434,185	1,493,360
Total Amkor stockholders’ equity	667,671	699,631	657,955	693,266	630,013	383,209	237,139

(1)	During 2012, we recorded a charge of $50.0 million to cost of sales and $6.0 million to interest expense relating to our pending patent license arbitration. During 2008, we recorded a charge of $61.4 million to cost of sales and $3.3 million to interest expense related to a prior patent license dispute, of which $49.0 million related to royalties for periods prior to 2008.
(2)	At December 31, 2008, we recorded a non-cash charge of $671.1 million to write off our remaining goodwill.
(3)	During 2011, we sold real property in Singapore used for operations that were exited as of December 31, 2010. The gain on the sale of the real property was less than $0.1 million. During 2009, we sold land and dormitory buildings in Korea and recorded a gain of $0.3 million. During 2008, we sold land and a warehouse in Korea and recorded a gain of $9.9 million.
(4)	We recognize foreign currency (gains) losses due to the remeasurement of certain of our foreign currency denominated monetary assets and liabilities. During 2008, the net foreign currency gain of $61.1 million is primarily attributable to the significant depreciation of the Korean won and the impact on the remeasurement of our Korean severance obligation.
(5)	During 2012, we recorded a net loss of $1.2 million related to the repayment of subsidiary debt with the proceeds from the issuance of $300.0 million of our 6.375% Senior Notes due 2022. During 2011, we recorded a net loss of $15.5 million related to the tender and call of our 9.25% Senior Notes due 2016 and the write-off of the associated unamortized deferred debt issuance costs. During 2010, we recorded a net loss of $18.0 million related to several debt transactions. These transactions included recording a net loss of $17.7 million related to the tender offer to purchase $125.7 million principal amount of our 9.25% Senior Notes due 2016 and the repurchase of an aggregate $411.8 million principal amount of our 7.125% Senior Notes due in 2011 and our 7.75% Senior Notes due in 2013. During 2009, we recorded a net gain of $15.1 million related to the repurchase of an aggregate $289.3 million principal amount of our 7.125% Senior Notes and 2.5% Convertible Senior Subordinated Notes due in 2011 and our 7.75% Senior Notes due in 2013. During 2008, we recorded a gain of $36.0 million related to the repurchase of an aggregate $118.3 million principal amount of our 7.125% senior notes and 2.5% convertible senior subordinated notes due 2011.
(6)	During 2009, we made a 30% equity investment in J-Devices Corporation, which was accounted for using the equity method.
(7)	Generally, our effective tax rate is substantially below the U.S. federal tax rate of 35% because we have experienced taxable losses in the U.S. and our income is taxed in foreign jurisdictions where we benefit from tax holidays or tax rates lower than the U.S. statutory rate. In 2009, a $25.6 million benefit for the release of a valuation allowance in Korea was included in the income tax benefit. In 2008, the $671.1 million goodwill impairment charge did not have a significant income tax benefit. Also, the 2008 income tax provision included a charge of $8.3 million for the establishment of a valuation allowance in Japan.
(8)	In 2012, we repurchased 16.5 million shares under the Stock Repurchase Program. In 2011, we repurchased 28.6 million shares under the Stock Repurchase Program. In addition, the entire $100.0 million aggregate principal amount of the December 2013 Notes was converted into 13.4 million shares of common stock.

PRICE RANGE OF AMKOR COMMON STOCK AND AMKOR’S DIVIDEND POLICY

Our common stock is listed on the NASDAQ Global Select Market under the symbol “AMKR.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on the NASDAQ Global Select Market. No cash dividends were declared on our common stock for the periods indicated.

	2013				2012		2011
	High		Low		High	Low	High	Low
First Quarter	$5.04		$3.91		$6.78	$4.46	$8.49	$6.30
Second Quarter	4.65	[1]	3.55	[1]	6.25	4.29	7.00	5.64
Third Quarter	—		—		5.58	4.36	6.59	3.81
Fourth Quarter	—		—		4.60	3.65	5.17	4.06

(1)	Through May 14, 2013.

On May 14, 2013, the last sale price for our common stock as reported on the NASDAQ Global Select Market was $4.58 per share. On May 14, 2013, there were approximately 152 holders of record of our common stock.

Since our initial public offering in 1998, we have never paid a dividend to our stockholders and we do not have any present plans for doing so. In addition, our secured bank debt agreements and the indentures governing our senior and senior subordinated notes restrict our ability to pay dividends. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends, if any.

TERMS OF THE EXCHANGE OFFER

No Recommendation

NEITHER AMKOR NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY NOTES OR REFRAIN FROM TENDERING NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER NOTES IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF NOTES TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFERING CIRCULAR IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

General

We are making an Exchange Offer for any and all outstanding Notes. Upon the terms and subject to the conditions set forth in this offering circular and in the letter of transmittal, we will accept for exchange any Notes that are properly tendered and are not withdrawn prior to the expiration of the Exchange Offer.

We will issue shares of our common stock and make the Cash Premium and the payment of the applicable Accrued and Unpaid Interest in exchange for tendered Notes promptly after the Expiration Date.

This offering circular and a letter of transmittal are being sent to all registered holders of Notes. There will be no fixed record date for determining registered holders of Notes entitled to participate in the exchanges. The Notes may be tendered only in integral multiples of $1,000.

Any Notes that are accepted for exchange in the Exchange Offer will be cancelled and retired. Notes tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered Notes are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this offering circular or otherwise, all unaccepted Notes will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date.

Our obligation to accept Notes tendered pursuant to the Exchange Offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.”

Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture pursuant to which the Notes were issued.

We shall be deemed to have accepted for exchange properly tendered Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Notes who tender their Notes in the Exchange Offer for the purposes of receiving the Exchange Offer Consideration from us and delivering the Exchange Offer Consideration to the exchanging holders. We expressly reserve the right, in our sole and absolute discretion, but subject to applicable law, to amend or terminate the Exchange Offer at any time prior to the Expiration Date, and not to accept for exchange any Notes not previously accepted for exchange, including upon the occurrence of any of the conditions specified below under “—Conditions of the Exchange Offer.”

Exchange Offer Consideration

We are offering to exchange for each $1,000 principal amount of the Notes, the following Exchange Offer Consideration:

•	330.6332 shares of our common stock; plus

•	the Cash Premium of $49.33; plus

•	Accrued and Unpaid Interest from the most recent interest payment date for the Notes to, but excluding, the Settlement Date, which amount is expected to be approximately $10.67, payable in cash.

We do not expect to extend the Expiration Date, but if we do, the accrued and unpaid interest portion of the Exchange Offer Consideration will increase. As a result, in that event, we expect that we would decrease the Cash Premium portion of the Exchange Offer Consideration by the same amount.

Purpose and Background of the Exchange Offer

The purpose of the Exchange Offer is to exchange any and all of our outstanding Notes for a combination of cash and shares of our common stock under the terms set forth in this offering circular. The Exchange Offer is being made as part of our plan to improve our balance sheet and capital structure. All Notes acquired by us pursuant to the Exchange Offer will be retired and cancelled. With the Exchange Offer, we have the opportunity to replace up to $250.0 million of debt on our balance sheet with equity. This would help to off-set any additional debt that we may incur, including in connection with the Note Offering we are conducting concurrently with this Exchange Offer. The Exchange Offer is not conditioned on the closing of the Note Offering and we cannot assure you that we will complete the Note Offering on the terms expected or at all.

This Exchange Offer is not an offer to sell or a solicitation of an offer to purchase securities in connection with the Note Offering.

Source and Amount of Funds

Assuming full participation in the Exchange Offer, we will need a total of approximately $15.0 million in cash to fund the aggregate Cash Premium and the Accrued and Unpaid Interest on the Notes. We will use cash on hand or borrowings under our existing senior secured revolving credit facility with Bank of America, N.A. to fund the Cash Premium and the Accrued and Unpaid Interest. There are no alternative financing arrangements for the Exchange Offer. The shares of our common stock to be issued in the Exchange Offer are available from our authorized but unissued shares of common stock.

Our senior secured revolving credit facility has maximum availability of $150.0 million and matures in June 2017. The interest rate on borrowings under the facility are the base rate plus 0.25% to 1.00% or, at our option, LIBOR plus 1.5% to 2.25%, depending on the average availability under the borrowing base for the preceding fiscal quarter. There is a minimum 1.10 to 1.00 fixed charge coverage ratio requirement applicable if availability under the facility is less than 17.5% of the aggregate revolving commitments. We were in compliance with all covenants under our senior secured revolving credit facility at December 31, 2012 and expect to remain in compliance with these covenants for at least the next twelve months.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be obligated to accept for exchange validly tendered Notes pursuant to the Exchange Offer if in our reasonable judgment, any of the following conditions shall have occurred and be continuing on or after the date of this offering circular and before the Expiration Date with respect to the Notes:

•

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or asset-backed securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States, the Korean Peninsula, or other jurisdictions in which we or our subsidiaries do business that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, (vi) any change in the general political, market, economic or financial conditions in the United States, the Korean Peninsula, or other jurisdictions in which we or our subsidiaries do business, in any of the semiconductor manufacturing, packaging and assembly, or testing industries, in the United States or other currency exchange rates, interest rates or corporate borrowing costs or securities or financial markets generally that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration, escalation or worsening thereof;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect the Exchange Offer in any material manner;

•

there exists any other actual or threatened legal impediment to the Exchange Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer, or the contemplated benefits of the Exchange Offer to us or our affiliates;

•

there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	the common stock to be issued under the terms of the Exchange Offer have not been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

•

there shall have occurred an event or events, or there shall be a likelihood that an event or events shall occur, that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us; or

•

the trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Exchange Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Exchange Offer or in the acceptance of the Notes.

We expressly reserve the right in our sole and absolute discretion, but subject to applicable law, to amend or terminate the Exchange Offer at any time prior to the Expiration Date, and not to accept for exchange any Notes not previously accepted for exchange, including upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange.

Procedures for Tendering

Certain of the outstanding Notes are represented by a separate global certificate registered in the name of DTC. DTC is the registered holder of such Notes. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the Notes only through DTC participants.

How to tender if you physically hold certificates representing your Notes.

If you hold physical certificates evidencing your Notes and you desire to tender Notes, you should (i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the Expiration Date.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own Notes through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender Notes, you should contact your DTC participant promptly and instruct it to tender your Notes on your behalf.

How to tender if you are a DTC participant.

To participate in the Exchange Offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•

(i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the Expiration Date.

In addition, either:

•	the exchange agent must receive, prior to the Expiration Date, a properly transmitted agent’s message; or

•

the exchange agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and the letter of transmittal and other documents required by the letter of transmittal.

If a DTC participant chooses to tender by delivery of a letter of transmittal, to be validly tendered the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the back cover of this offering circular and the front cover of the letter of transmittal prior to the Expiration Date.

General

The tender by a holder that is not withdrawn prior to our acceptance of the tender on the Expiration Date will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this offering circular and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the Expiration Date. You should not send the letter of transmittal to us.

Signatures and signature guarantees.

If you are using a letter of transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the Notes are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s ATOP.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering Notes that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such DTC participant.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Notes. We reserve the absolute right to reject any and all Notes not validly tendered or any Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured prior to the Expiration Date within a time period that we will determine. Neither we, the information agent, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of Notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, directly or via the facilities of DTC, as applicable, as soon as practicable following the Expiration Date.

Acceptance; Exchange of Notes

On the Expiration Date, the exchange agent will tender to us the aggregate principal amount of the Notes tendered for exchange in the applicable offer whereupon we will deliver to the exchange agent for delivery to validly tendering holders of the Notes (i) the number of shares of our common stock into which the Notes tendered are convertible in satisfaction of the shares of our common stock the tendering holders are entitled to receive upon exchange of their Notes plus (ii) the Cash Premium and (iii) the Accrued and Unpaid Interest to, but excluding, the Settlement Date deliverable to validly tendering holders pursuant to the terms of the Exchange Offer.

We will issue the common stock, and cause it to be delivered with the Cash Premium and the Accrued and Unpaid Interest, upon the terms of the Exchange Offer and applicable law upon exchange of Notes validly tendered in the Exchange Offer promptly after the Expiration Date and our acceptance of the validly tendered Notes in such offer. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Notes or defectively tendered Notes with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent.

We will pay for Notes accepted for exchange by us pursuant to the Exchange Offer by depositing the cash amounts and our common stock with the exchange agent. The exchange agent will act as your agent for the purpose of receiving cash and our common stock from us and transmitting such cash and common stock to you.

In all cases, issuance of cash and shares of common stock for Notes accepted for exchange by us pursuant to the Exchange Offer will be made promptly after the Expiration Date and will be credited by the exchange agent to the tendering holder or the appropriate account at DTC, subject to receipt by the exchange agent of:

•

a properly completed and duly executed letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantee, the certificates for the Notes accompanying the letter of transmittal, and any other documents required by the letter of transmittal; or

•

in the case of Notes tendered by book-entry transfer, timely confirmation of a book-entry transfer of the Notes into the exchange agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering” above, a properly transmitted agent’s message, and any other documents required by the letter of transmittal.

By tendering Notes pursuant to the Exchange Offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby.

By tendering Notes pursuant to the Exchange Offer, the holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the exchange agent, until receipt by the exchange agent of (i) a properly completed and duly executed letter of transmittal (or facsimile of the letter of transmittal), with any required signature guarantee, the certificates for the Notes accompanying the letter of transmittal, and any other required documents in form satisfactory to us, or (ii) in the case of Notes tendered by book-entry transfer, a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

We may transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to the Exchange Offer, but any such transfer or assignment will not relieve us of our obligations under the Exchange Offer and will in no way prejudice the rights of tendering holders of Notes to receive payment for Notes validly tendered and not validly withdrawn and accepted for exchange pursuant to the Exchange Offer.

Holders of Notes tendered and accepted for payment pursuant to the Exchange Offer will be entitled to accrued and unpaid interest on their Notes to, but excluding, the Settlement Date, payable on the Settlement Date. Under no circumstances will any additional interest or distributions be payable because of any delay by the exchange agent in the transmission of funds to the holders of purchased Notes or otherwise.

Return of Unaccepted Notes

We do not intend to permit tenders of Notes by guaranteed delivery procedures. If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Exchange Offer, such Notes will be returned without expense to the tendering holder or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes, in each case, promptly following the Expiration Date or the termination of the Exchange Offer.

Expiration Date; Extensions; Termination; Amendment

The Exchange Offer will expire at 5:00 p.m., New York City time, on June 14, 2013, unless we have extended the period of time that such Exchange Offer is open (such date and time, as the same may be extended, the “Expiration Date”). The Expiration Date will be at least 20 business days after the beginning of the Exchange Offer, as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of the Notes tendered in the Exchange Offer, by giving oral or written notice to the exchange agent and by timely public announcement no later than 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn prior to the expiration of such extended period.

In addition, we expressly reserve the right, in our sole and absolute discretion, but subject to applicable law to amend or terminate the Exchange Offer at any time prior to the Expiration Date and not to accept any Notes not previously accepted for exchange, including upon the occurrence of any of the events specified above under “— Conditions of the Exchange Offer” that have not been waived by us.

If we amend or terminate the Exchange Offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the amendment or termination.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of Notes sought or the Exchange Offer Consideration, including the number of shares of our common stock or the amount of the Cash Premium offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Exchange Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Exchange Offer, then the exchange agent may, nevertheless, on our behalf, retain the tendered Notes, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Exchange Offer.

Settlement Date

The Settlement Date in respect of any Notes that are validly tendered prior to the Expiration Date and accepted by us is expected to occur promptly following the Expiration Date and is anticipated to be June 18, 2013.

Fractional Shares

Fractional shares of our common stock will not be issued in the Exchange Offer. A holder otherwise entitled to a fractional share of our common stock pursuant to the terms of the Exchange Offer will receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the NASDAQ Global Select Market on the last business day immediately preceding the Expiration Date.

Withdrawal of Tenders

Notes tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If the Exchange Offer is terminated, the Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

For a withdrawal of Notes to be effective, the exchange agent must receive a notice of withdrawal by written or facsimile transmission or a properly transmitted “Request Message” through ATOP before 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the holder of Notes who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and the aggregate principal amount represented by such Notes, (iii) contain a statement that such holder of Notes is withdrawing the election to tender their Notes, and (iv) be signed by the holder of such Notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. Any notice of withdrawal must identify the Notes to be withdrawn, including principal amount. In the case of Notes tendered by delivery of certificates, such notice of withdrawal must also identify the certificate numbers for such Notes. In the case of Notes tendered by book-entry transfer, such notice of withdrawal must also identify the name and number of the account at DTC to be credited and must otherwise comply with the procedures of DTC. Withdrawal of Notes may only be accomplished in accordance with the foregoing procedures.

Notes validly withdrawn may thereafter be re-tendered at any time before 5:00 p.m., New York City time, on the Expiration Date by following the procedures described under “—Procedures for Tendering.”

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of the

Company, the information agent, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Fees and Expenses

Tendering holders of outstanding Notes will not be required to pay any expenses of soliciting tenders of Notes in the Exchange Offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders of Notes for the Exchange Offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees. We will also pay the information agent and the exchange agent reasonable out-of-pocket expenses and we will indemnify each of the information agent and the exchange agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

Transfer Taxes

We are not aware of any obligation of holders who tender their Notes in the Exchange Offer to pay any transfer taxes. However, if transfer tax would apply to the Exchange Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder or deducted from the cash payment made in exchange for the applicable notes.

Future Purchases

Following completion of the Exchange Offer, we or our affiliates may repurchase additional Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of our common stock or any Notes other than pursuant to the Exchange Offer until 10 business days after the Expiration Date of the Exchange Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Resale of Common Stock Received Pursuant to the Exchange Offer

The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations by the staff of the SEC of Section 3(a)(9) and Rule 144 promulgated under the Securities Act, shares of our common stock received in exchange for the Notes tendered pursuant to this offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) or whose Notes were not previously held by one of our affiliates. Shares of our common stock issued pursuant to the Exchange Offer to a holder of Notes who is deemed to be our affiliate, including the Kim Holders, or whose Notes were previously held by one of our affiliates, must be sold or transferred in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of Notes tendered by such recipients can be tacked by such recipients to the shares of common stock received in exchange for the Notes for the purpose of satisfying the holding period requirements of Rule 144.

Accounting Treatment

We will incur a one-time loss associated with the Exchange Offer for the second quarter of 2013. This one-time loss will negatively impact our earnings per share for any period that includes such quarter. As a result of the exchange of the Notes, the number of outstanding shares of our common stock will increase, negatively impacting our basic earnings per share, but not our diluted earnings per share, which already assumes the common stock underlying the Notes (i.e., about 82.7 million shares for the Notes) is outstanding. Assuming all of the outstanding Notes are validly tendered and accepted for exchange, our interest expense through the scheduled maturity date of the Notes would be reduced by about $13.2 million and the number of outstanding shares of our common stock would increase by about 82.7 million shares.

Appraisal Rights

Holders of Notes do not have any appraisal or dissenters’ rights under the indenture or otherwise in connection with the Exchange Offer.

Regulatory Approvals

We are not aware of any material regulatory approvals necessary to complete the Exchange Offer.

Compliance with State and Local Securities Laws

We are making the Exchange Offer to all holders of outstanding Notes. We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of Notes be accepted from or on behalf of, the holders of Notes residing in any such jurisdiction.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this offering circular or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this offering circular nor any other offering material or advertisement in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This offering circular does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the Exchange Offer, the distribution of this offering circular, and the resale of the shares of common stock.

European Economic Area

This offering circular has been prepared on the basis that all offers of such shares of our common stock will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states (each, a “Relevant Member State”) of the European Economic Area (the “EEA”), from the requirement to produce a Prospectus for offers of such shares of our common stock. Accordingly any person making or intending to make any offer within the EEA of shares of our common stock which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us to produce a Prospectus for such offer or supplement a prospectus pursuant to Article 6 of the Prospectus Directive for such offer. We have not authorized, nor do we authorize, the making of any offer of such shares of our common stock through any financial intermediary.

In relation to each Relevant Member State, no offer to the public of any shares of our common stock as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State:

(a)	to qualified investors as defined in Article 2(1)(e) of the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2(1)(e) of the Prospectus Directive); or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of such shares of our common stock shall result in a requirement for the publication by us of a Prospectus pursuant to Article 3 of the Prospectus Directive or supplement by us of a Prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public,” in relation to any shares of our common stock in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the Exchange Offer and any shares of our common stock to be offered so as to enable an investor to decide to exchange for any shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This offering circular is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of our common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Available Information” and “Documents Incorporated by Reference.”

COMPARISON OF RIGHTS OF HOLDERS OF

NOTES AND HOLDERS OF AMKOR COMMON STOCK

The following is a description of the material differences between the rights of holders of Notes and holders of our common stock. This summary may not contain all of the information that is important to you. You should carefully read this entire offering circular, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our common stock.

Governing Documents

Holders of shares of our common stock have the rights set forth in our Certificate of Incorporation, our Bylaws and the provisions of applicable Delaware law.

Holders of the Notes have the rights set forth in the Notes and the indenture pursuant to which the Notes were issued.

Ranking

In any liquidation or bankruptcy of Amkor, our common stock would rank below all claims against us by holders of any of our indebtedness, including the Notes. Upon a voluntary or involuntary liquidation or bankruptcy of Amkor, all holders of the Notes would be entitled to receive payment in full of principal and interest before any holders of our common stock receive any payments or distributions. Therefore, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of Amkor until after our obligations to creditors, including the holders of the Notes, have been satisfied in full.

Dividends/Distributions

Since our initial public offering in 1998, we have never paid a dividend to our stockholders and we do not have any present plans for doing so. In addition, our secured bank debt agreements and the indentures governing our senior and senior subordinated notes restrict our ability to pay dividends. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Holders of the Notes are entitled to receive interest payments at an annual rate of 6.00% of their principal amount. In the event a dividend is declared on our common stock while the Notes are outstanding, the conversion rate for each Note would be adjusted to reflect such dividend in accordance with the terms of such Note.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “AMKR.” The Notes are not listed on any exchange.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Kim Holders have entered into voting agreements with us with respect to certain shares of our common stock. See “Interests of Directors and Officers.” Holders of the Notes do not have voting rights.

Repurchase

Holders of our common stock do not have the right to require us to repurchase any shares of our common stock. Except upon the occurrence of a designated event, which includes a change of control or a termination of trading, holders of Notes do not have the right to require us to repurchase any outstanding Notes.

Conversion

Each Note is convertible at any time, and from time to time, into fully paid and nonassessable shares of our common stock. The Notes are currently convertible into shares of our common stock at a conversion rate of 330.6332 shares per $1,000 principal amount of Notes, or a conversion price of approximately $3.02 per share of common stock. Our common stock is not convertible into any other security.

DESCRIPTION OF AMKOR CAPITAL STOCK

This section contains a description of our capital stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our Certificate of Incorporation, our Bylaws and by the provisions of applicable Delaware law. See “Available Information.”

General

We are authorized to issue up to 500,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of March 31, 2013, there was an aggregate of approximately 197.8 million shares of common stock issued and 152.4 million shares of common stock outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation, our Bylaws and by the provisions of applicable Delaware law.

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between our company and its debtholders. Our company has never declared or paid cash dividends on its capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make our acquisition more difficult by means of a tender offer, a proxy contest or otherwise and could also make the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation or any subsidiary of the corporation which has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of the corporation or of any subsidiary which is owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Charter and Bylaw Provisions

Certain provisions of our Certificate of Incorporation and Bylaws, among other things:

•	authorize the board of directors to issue preferred stock without stockholder approval;

•	establish that only directors may set the number of directors; and

•	require advanced notice of stockholder proposals and related information.

Undesignated Preferred Stock

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or making more difficult a change in control of the company and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no current plans to issue any additional shares of preferred stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the exchange of a Note pursuant to the Exchange Offer and of the ownership and disposition of shares of our common stock received pursuant to the exchange. This summary does not provide a complete analysis of all potential tax considerations. It is based on existing U.S. federal tax laws, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the exchange of Notes pursuant to the Exchange Offer and of the ownership and disposition of shares of our common stock received upon the exchange. This summary generally applies only to beneficial owners that hold the Notes and common stock as “capital assets”. It does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, “expatriated entities,” companies subject to the “stapled stock” rules, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding Notes or common stock as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell Notes or common stock under the constructive sale provisions of the Code). Finally, this summary does not describe the effect of the U.S. federal estate and gift tax laws on U.S. holders or the effects of any applicable foreign, state or local laws.

THIS SUMMARY IS ONLY GENERAL INFORMATION AND IS NOT TAX ADVICE WITH RESPECT TO ANY SPECIFIC INVESTOR IN LIGHT OF ANY SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES. HOLDERS OF NOTES OR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL TAX LAWS, AND TAX TREATISES (NONE OF WHICH OTHER TAX LAWS AND TREATISES ARE DISCUSSED HEREIN).

U.S. Holders

The term “U.S. holder” means a beneficial owner of a Note or common stock that is, for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States;

(2)	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or any state thereof or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)	a trust if (a) subject to the primary supervision of a court within the United States, and one or more United States persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a Note or common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Notes or common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. A beneficial owner of the Notes or common stock that is a partnership, and partners in such partnerships should consult their own tax advisers regarding the material U.S. federal income and estate tax consequences of the Exchange Offer that would apply to them.

Exchange of a Note Pursuant to the Exchange Offer by U.S. Holders. We intend to take the position that the exchange of Notes for common stock and the Cash Premium pursuant to the Exchange Offer qualifies as a recapitalization for U.S. federal income tax purposes. Our intended treatment is based in part on the position that a Note constitutes a “security” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations, and has not been clearly defined by judicial decisions. An instrument is a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a continuing, meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years may not be treated as “securities.” In addition, the convertibility of a debt instrument into stock of the issuer favors such debt instrument being treated as a “security” because of the possible equity participation in the issuer. The original term of the Notes was approximately five years. Although our position is not entirely free from doubt, we intend to take the position that the Notes qualify as “securities” under this standard.

If the exchange is treated as a recapitalization for U.S. federal income tax purposes, a U.S. holder will not be permitted to recognize loss, but will be required to recognize gain equal the lesser of (i) the excess of (A) the amount of cash received (excluding any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received pursuant to the Exchange Offer over (B) the U.S. holder’s adjusted tax basis in the Note, and (ii) the amount of cash received pursuant to the Exchange Offer (other than any cash received attributable to accrued and unpaid interest). Subject to the discussion of market discount below, any gain recognized will be capital gain and will be long-term capital gain if, at the time of the exchange, the U.S. holder’s holding period for the Notes surrendered is more than one year.

The IRS may assert that the exchange of Notes for common stock and the Cash Premium pursuant to the Exchange Offer is not a recapitalization for U.S. federal income tax purposes. Instead, the IRS may treat the Cash Premium as a separate fee which would be treated as ordinary income in the hands of a U.S. holder and would not be treated as part of the consideration, or treat the exchange of a Note for common stock and the Cash Premium pursuant to the Exchange Offer as a fully taxable exchange in which case a U.S. holder would recognize capital gain equal to (i) the amount of cash received (excluding any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received over (ii) the U.S. holder’s adjusted tax basis in the Note. U.S. holders should consult their own tax advisors with respect to the possible consequences of the exchange of a Note for common stock and cash pursuant to the Exchange Offer.

A U.S. holder’s adjusted tax basis in a Note generally will be its cost, increased by the amount of any market discount the U.S. holder has included in gross income with respect to the Note, and decreased by any previously amortized bond premium determined under the special rules applicable to convertible bonds. Subject to the market discount rules discussed below, any gain or loss recognized on the exchange of a Note pursuant to the Exchange Offer generally will be capital gain or loss.

Market Discount. If a U.S. holder purchased a Note for less than its adjusted issue price (at the time of purchase), the Note may have market discount. Market discount generally is the excess, if any, of the adjusted issue price (at the time of purchase) of the Note over the cost of the Note to the U.S. holder (unless that excess is less than a specified de minimis amount, in which case market discount is treated as zero). If a U.S. holder has elected to include the accrued market discount in gross income currently, no additional market discount needs to be taken into account with respect to the exchange of a Note pursuant to the Exchange Offer. If a U.S. holder acquired a Note at a market discount but has not made the election to include accrued market discount in gross income currently, any gain recognized by the U.S. holder on the exchange of the Note pursuant to the Exchange Offer will be treated as ordinary income to the extent of the market discount that has accrued while the U.S. holder held the Note. Except in the case of a fully taxable exchange as described above, any market discount that had accrued on a U.S. holder’s Note at the time of the exchange, and that is in excess of the gain recognized on the exchange, generally will be taxable as ordinary income upon the disposition of the common stock received in the exchange.

Accrued But Unpaid Interest. The portion of the cash paid on the exchange of a Note that is attributable to accrued but unpaid interest on the Note will not be taken into account in computing the U.S. holder’s gain or loss. Instead, that portion of the cash proceeds will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued but unpaid interest in its income.

Fractional Shares. With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. holder’s tax basis in the common stock attributable to the fractional share. For this purpose, the U.S. holder’s holding period in the fractional share will include the holding period in the Note surrendered. Any gain or loss recognized on a redemption of a fractional share generally will be capital gain or loss. Capital gain of a non-corporate U.S. holder recognized on the redemption of a fractional share with a holding period of more than one year is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Taxation of Common Stock Received in the Exchange Offer. If we make a distribution in respect of common stock received pursuant to the Exchange Offer from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are generally eligible for a reduced rate of taxation, provided that certain holding period requirements are met.

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of our common stock. A U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the common stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. If the exchange is treated as a recapitalization, a U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid) generally will equal the tax basis of the Note surrendered, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. holder’s holding period in the common stock will include the holding period in the Note surrendered. Any gain or loss recognized on the sale, exchange or other disposition of our common stock generally will be capital gain or loss. However, special rules apply to holders of common stock who hold Notes with market discount, as described above under “—Market Discount.” Capital gain of a non-corporate U.S. holder recognized on the sale, exchange or other disposition of our common stock held for more than one year is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Medicare Taxes. Certain U.S. holders who are individuals, trusts or estates will be required to pay a 3.8% tax on, among other things, dividends and capital gains from the sale or other disposition of common stock for taxable years beginning after December 31, 2012. U.S. holders should consult their own tax advisors with regard to the applicability of this additional tax to their particular situation.

Non-U.S. Holders

Exchange of a Note Pursuant to the Exchange Offer by Non-U.S. Holders. As discussed above in connection with U.S. holders, we intend to take the position that the exchange of Notes for common stock and cash pursuant to the Exchange Offer should be treated as a recapitalization for U.S. federal income tax purposes, although this position is not entirely free from doubt. A non-U.S. holder that realizes gain on the exchange of a Note pursuant to the Exchange Offer that is not attributable to accrued but unpaid interest on the Note generally will not be subject to U.S. federal income tax on such gain unless (i) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an income tax treaty is applicable, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the non-U.S. holder generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a corporation, may also be subject to a branch profits tax on any gain recognized of 30 percent (or lower rate provided by an applicable income tax treaty)), (ii) in the case of a non-U.S. holder who is an individual, that individual is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met (in which case the non-U.S. holder will be subject to a 30 percent (or lower rate if so specified by an applicable income tax treaty) U.S. federal income tax on any gain recognized (net of certain U.S. source net capital loss)) or (iii) we are or have been a U.S. real property holding corporation at any time within the five-year period preceding such exchange or the non-U.S. holder’s holding period, whichever period is shorter, and other conditions are met. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised at least 50% of our assets. We believe that we are not, within the past five years have not been, and will not become in the future, a U.S. real property holding corporation.

Accrued But Unpaid Interest. Pursuant to the “portfolio interest” exemption, the portion of the cash paid on the exchange of a Note that is attributable to accrued but unpaid interest on the Note held by a non-U.S. holder that is not effectively connected with a U.S. trade or business of the non-U.S. holder (or, if an income tax treaty is applicable, is not attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will not be subject to U.S. federal income or withholding tax, provided that (i) the non-U.S. holder does not actually or constructively own ten percent or more of the total combined voting power of all classes of the Company’s stock entitled to vote, (ii) the non-U.S. holder is not a controlled foreign corporation that is related to the Company, (iii) the non-U.S. holder is not a bank that received interest paid on the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iv) the non-U.S. holder satisfies the applicable certification requirement. A non-U.S. holder can meet the certification requirement by providing an IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest” exemption described above, 30 percent of payments attributable to accrued but unpaid interest on that non-U.S. holder’s Notes will be withheld unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI stating that interest on the Notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business. Alternative documentation may be applicable in certain situations. If accrued but unpaid interest is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty is applicable, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as a U.S. holder and, if the non-U.S. holder is a corporation, may also be subject to a branch profits tax of 30 percent (or lower rate provided by an applicable income tax treaty).

Cash Premium. For information reporting, backup withholding and U.S. federal income withholding tax purposes, the Company intends to treat the Cash Premium as additional consideration in exchange for tendered Notes. Accordingly, subject to the discussion below under “—Information Reporting and Backup Withholding,” the Company does not intend to withhold on the payment of the Cash Premium. As discussed above in the U.S. holder discussion, the IRS may assert that the Cash Premium should be treated as a separate fee rather than as additional consideration for the Notes. Non-U.S. holders are urged to consult their own tax advisors as to the proper treatment of the Cash Premium.

Taxation of Common Stock Received in the Exchange Offer. Dividends paid to a non-U.S. holder on common stock received pursuant to the Exchange Offer generally will be subject to U.S. federal income withholding tax at a 30% rate. The U.S. federal income withholding tax on dividends, however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If dividends on the common stock are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty is applicable, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such non-U.S. holder generally will be subject to U.S. federal income tax on such dividends in the same manner as a U.S. holder and, if the non-U.S. holder is a corporation, may also be subject to a branch profits tax of 30 percent (or lower rate provided by an applicable income tax treaty). Such dividends will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form.

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on a sale, exchange or other disposition of our common stock unless the exceptions described in items, (i), (ii) or (iii) under the heading “Non-U.S. Holders—Exchange of a Note Pursuant to the Exchange Offer by Non-U.S. Holders” apply.

A 30% withholding tax generally will apply to dividends on, or gross proceeds from the sale, exchange or other disposition of, shares of our common stock paid to a “foreign financial institution” or “foreign non-financial entity,” as defined under the Code, or to an investor who holds an account with such an institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations and enters into certain agreements with the U.S. Treasury or (ii) the foreign non-financial entity certifies that it does not have, or furnishes identifying information regarding, any substantial United States owner. “Foreign financial institutions” resident in countries that have entered into intergovernmental agreements with the United States may be subject to different diligence and reporting obligations. Non-U.S. holders should consult their tax advisors to determine whether their diligence and reporting obligations are governed by such an agreement. These withholding provisions will generally apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from the sale or disposition of our common stock on or after January 1, 2017. Non-U.S. holders are urged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash proceeds of the Exchange Offer and to dividends on shares of our common stock paid to a U.S. holder, unless the holder is an exempt recipient (such as a corporation). A U.S. holder may be subject to backup withholding unless the U.S. holder (i) comes within certain exempt categories and demonstrates that fact when required or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. holder will be asked to provide the U.S. holder’s correct taxpayer identification number and to certify that the holder is not subject to backup withholding. A U.S. holder subject to the backup withholding rules will be allowed a credit in the amount withheld against the U.S. holder’s U.S. federal income tax liability, and, if withholding results in an overpayment of tax, the U.S. holder may be entitled to a refund, provided that the requisite information is properly furnished to the IRS in a timely manner.

In general, a non-U.S. holder will not be subject to information reporting (except with respect to payments of accrued interest on a Note or dividends on shares of our common stock) or backup withholding with respect to proceeds received pursuant to the Exchange Offer, provided the non-U.S. holder provides an applicable IRS Form W-8 (or other applicable form) or otherwise establishes an exemption. A non-U.S. holder subject to the backup withholding rules will be allowed a credit in the amount withheld against the non-U.S. holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, that non-U.S. holder may be entitled to a refund, provided that the requisite information is properly furnished to the IRS in a timely manner. Non-U.S. holders should consult their own tax advisers regarding the availability of a refund of any U.S. backup withholding and the filing of a U.S. tax return.

Consequences to Non-Tendering Holders

A holder whose Notes are not exchanged pursuant to the Exchange Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Exchange Offer.

INTERESTS OF DIRECTORS AND OFFICERS

To Amkor’s knowledge based on reasonable inquiry, none of the Notes are owned by any officer, director or affiliate of Amkor except that the Kim Holders hold $150.0 million of the $250.0 million aggregate principal amount of the Notes.

The Kim Holders have entered into voting agreements with us that require them to vote certain shares of our common stock, including those shares issuable upon conversion of the Notes, in a “neutral manner” unless the voting shares held by the Kim Holders represent 41.6% or less of all of the then outstanding shares of Amkor common stock. See “Risk Factors—Risks Related to our Common Stock—Continued control by existing stockholder—Mr. James J. Kim and members of his family, can effectively determine or substantially influence the outcome of all matters requiring stockholder approval.” In addition, Amkor and the Kim Holders entered into a letter agreement, dated March 26, 2009, pursuant to which Amkor agreed to register the resale of the Kim Family Notes (and any shares of our common stock issued on the conversion thereof) on a shelf registration statement pursuant to Rule 415 under the Securities Act upon request of the Kim Holders at any time after April 1, 2010. Amkor will bear the expenses related to such registration, including the reasonable legal fees and expenses of James J. Kim.

The Kim Holders have indicated that they intend to participate in the Exchange Offer.

Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Notes during the 60 days prior to the date hereof.

INFORMATION AGENT

Global Bondholder Services Corporation has been appointed as the information agent for the Exchange Offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this offering circular or of the letter of transmittal should be directed to the information agent toll-free at (866)  470-4500.

EXCHANGE AGENT

U.S. Bank National Association has been appointed as the exchange agent for the Exchange Offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All completed letters of transmittal and agent’s messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Notes also should be directed to the exchange agent at one of the following addresses:

By Registered Mail:	By Overnight Courier or Mail:
US Bank Corporate Trust Services	US Bank Corporate Trust Services
Attn: Specialized Finance,	Attn: Specialized Finance,
Mail Station—EP-MN-WS2N	Mail Station—EP-MN-WS2N
60 Livingston St	60 Livingston St
Phone: 800-934-6802 Fax: 651-466-7372	Phone: 800-934-6802 Fax: 651-466-7372

We will bear the fees and expenses relating to the Exchange Offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, email or in person by our officers and regular employees and those of our affiliates. We will also pay the information agent and the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify the information agent and the exchange agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

MISCELLANEOUS

We are not aware of any jurisdiction in the United States in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of Notes be accepted from or on behalf of, the holders of Notes residing in any such jurisdiction.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying letter of transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the information agent, the exchange agent or any other person. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The statements made in this offering circular are made as of the date on the cover page of this offering circular, and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this offering circular and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

Recipients of this offering circular and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Exchange Offer.

AMKOR TECHNOLOGY, INC.

Completed letters of transmittal and any other documents required in connection with surrenders of Notes for exchange should be directed to the exchange agent as set forth below:

The exchange agent for the Exchange Offer is:

U.S. BANK NATIONAL ASSOCIATION

By Registered Mail:	By Overnight Courier or Mail:
US Bank Corporate Trust Services	US Bank Corporate Trust Services
Attn: Specialized Finance,	Attn: Specialized Finance,
Mail Station—EP-MN-WS2N	Mail Station—EP-MN-WS2N
60 Livingston St	60 Livingston St
Phone: 800-934-6802 Fax: 651-466-7372	Phone: 800-934-6802 Fax: 651-466-7372

Any requests for assistance in connection with the Exchange Offer or for additional copies of this offering circular or related materials may be directed to the information agent at the address or telephone numbers set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 470-4500